                                                                    EXHIBIT 2.1

                              TERMINATION AGREEMENT

         This Termination Agreement (this "Agreement") is entered into this 3rd day of December, 2001 by and among Cell Science Therapeutics, Inc., a Delaware Corporation ("CST"), Cytomatrix, LLC, a California limited liability company ("CYTO") and Select Therapeutics, Inc., a Delaware Corporation ("SELECT") (each a "Party" and collectively, the "Parties").

         WHEREAS, CYTO and SELECT are parties to that certain Joint Venture and Shareholder Agreement dated December 13, 2000 in which they entered into a joint venture by causing the formation of CST (the "Joint Venture Agreement");

         WHEREAS, pursuant to the Joint Venture Agreement, each of SELECT and CYTO contributed certain assets as provided therein and, as consideration therefor, received 1,000,000 shares of the common stock of CST, par value $0.0001 per share (the "Shares");

         WHEREAS, CYTO and SELECT mutually desire to terminate the Joint Venture Agreement and distribute certain assets and liabilities of CST in accordance with the terms of this Agreement; and

         WHEREAS, the Parties mutually desire to establish their obligations with respect to the assets and liabilities of each Party going forward.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:

                                    ARTICLE I
                          TERMINATION OF JOINT VENTURE

         SECTION 1.01 TERMINATION OF JOINT VENTURE AGREEMENT. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the (i) Joint Venture Agreement; and (ii) Letter of Commitment Concerning the Cytomatrix-Select Therapeutics Joint Venture and Shareholder Agreement by and between SELECT and CYTO of even date therewith shall each be terminated and of no further force and effect.



                                   ARTICLE II
                TRANSFER OF ASSETS AND RECONCILIATION OF ACCOUNTS

         SECTION 2.01 TRANSFER AND RETURN OF ASSETS.

         (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, CST agrees to and hereby does sell, assign, transfer and deliver to SELECT, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), and SELECT agrees to and hereby does acquire from CST for the consideration hereinafter provided, all of CST's right, title and interest in and to the following:

                  (i) the intellectual property (the "Contributed Intellectual Property") contributed by SELECT to CST pursuant to the Joint Venture Agreement, as specifically set forth on SCHEDULE 2.01(a)(i) hereof;

                  (ii) the contracts (the "Contracts") contributed by SELECT to CST pursuant to the Joint Venture Agreement, as specifically set forth on SCHEDULE 2.01(a)(ii) hereof (the Contributed Intellectual Property and Contracts are collectively referred to herein as the "Contributed Assets");

                  (iii) the portion of intellectual property and other assets acquired, developed or created by CST since its formation in connection with the Contributed Assets, as specifically set forth on SCHEDULE 2.01(a)(iii) hereof (the "Improvements," and collectively with the Contributed Assets, the "Transferred Assets"); and

                  (iv) the intellectual property and contracts that were made available to CST by SELECT or otherwise utilized by CST in connection with the operation of CST's business, as specifically set forth on SCHEDULE 2.01(a)(iv) hereof (the "Related Intellectual Property").

         (b) On or before the Closing Date, SELECT, at its expense, shall deliver to CST all of those assets ("CST Assets") of CST located at SELECT's premises at 52-B Cummings Park, Woburn, Massachusetts 01801 ("Select Premises"), as specifically set forth on SCHEDULE 2.01(b) hereof.

         (c) On or before the Closing Date, CST, at its expense, shall deliver to SELECT all of those assets ("Select Assets") of SELECT located at CST's premises at 50-B Cummings Park, Woburn, Massachusetts 01801 ("CST Premises"), as specifically set forth on SCHEDULE 2.01(c) hereof.

         (d) Each of the Parties agrees that for tax and other purposes, the fair market value of the Transferred Assets on the date hereof is Four Hundred Five Thousand Dollars ($405,000.00).

         SECTION 2.02 ASSUMPTION OF LIABILITIES AND COVENANT TO SATISFY ALL LIABILITIES.

         (a) Except as described in Section 2.02(b), the only obligations and liabilities to be assumed by SELECT in connection with its acquisition of the Transferred Assets are the accounts payable which are specifically listed on
SCHEDULE 2.02(a) hereof (the "Assumed Liabilities"), and, notwithstanding the terms of any such Assumed Liabilities, SELECT shall fully satisfy the Assumed Liabilities on or before the date that is six (6) months after the Closing Date.

         (b) SELECT shall assume and be liable for all obligations under that certain real property Lease, dated February 15, 1999, between Cummings Properties, LLC (the "Landlord") and CYTO, as amended through the date hereof (the "Lease"), with respect to the Select Premises, and CST and CYTO shall assume and be liable for all obligations under the Lease with respect to the CST Premises. The obligations described in the immediately preceding sentence include, but are not limited to, any amounts owed to the Landlord pursuant to the Lease resulting from damage to the Select Premises or the CST Premises, as the case may be. SELECT shall pay CST the amount of Two Thousand Four Hundred Dollars ($2,400.00) (the "CST Rent Reimbursement") at the Closing as reimbursement for the November 2001 rent paid by CST under the Lease for the Select Premises. The Parties shall instruct the Landlord, pursuant to the instruction letter attached hereto as EXHIBIT 2.02(b), to return directly to SELECT the Six Thousand One Hundred Dollars ($6,100.00) (the "Select Security Deposit") that SELECT gave the Landlord as a security deposit under the Lease for the Select Premises. The Select Security Deposit shall be returned by the Landlord immediately upon the expiration of the current term of the Lease or the earlier termination of the Lease. In the event that the Landlord mistakenly returns the Select Security Deposit to CST or CYTO, then CST or CYTO, as the case may be, shall hold the Select Security Deposit in trust for SELECT, and shall promptly deliver to SELECT the amount of the Select Security Deposit in immediately available funds. If the Landlord mistakenly sends SELECT an amount that is greater than the Select Security Deposit, then SELECT shall hold in trust for CYTO the difference between (i) the amount sent to SELECT by the Landlord and (ii) the Select Security Deposit, and shall promptly deliver to CYTO the amount of such difference in immediately available funds.

         (c) CST and CYTO, jointly and severally, shall assume and satisfy, discharge and be liable for paying, performing and discharging all liabilities and obligations, whether now existing or arising on or after the date hereof which relate to the operation of CST, in the amount and to the extent provided in this Section, other than the Assumed Liabilities and the amounts owed by SELECT under Section 2.02(b).

         (d) Except for the Assumed Liabilities and the amounts owed by SELECT under Section 2.02(b), SELECT shall not assume or be responsible for any liabilities or obligations which relate in any manner to the operation of CST or CYTO. Except for the amounts owed by CST under Section 2.02(b), and except as provided in Section 2.02(c), CYTO and CST shall not assume or be responsible for any liabilities or obligations which relate in any manner to the operation of SELECT.

         SECTION 2.03 MUTUAL RELEASE OF CLAIMS. Each of CST and CYTO, jointly and severally, shall release SELECT, and SELECT shall release each of CST and CYTO from all Claims as more particularly described in the Mutual Release and Waiver in substantially the form of EXHIBIT 2.03.

         SECTION 2.04 CONSIDERATION. In consideration for the transfer of the Transferred Assets, assumption of the Assumed Liabilities and the release of Claims as set forth in the Mutual Release and Waiver in substantially the form of EXHIBIT 2.03, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, SELECT shall (i) transfer its Shares back to CST, free of all Claims; (ii) pay to CST by wire transfer an amount equal to Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the "Cash Consideration"); and (iii) assume the Assumed Liabilities.

         SECTION 2.05 CONVEYANCE INSTRUMENTS. On the Closing Date, the Transferred Assets and Assumed Liabilities shall be transferred by CST to SELECT, and SELECT shall accept the

Transferred Assets and assume the Assumed Liabilities, pursuant to an Assignment and Assumption Agreement in substantially the form of EXHIBIT 2.05 and such other documents and instruments as any of the Parties or their counsel may have reasonably requested prior to the Closing Date.

         SECTION 2.06 CLOSING. Subject to the satisfaction or waiver of each of the conditions set forth in this Section, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts at 10:00 a.m., on December 3, 2001, or such other location, date and time as may be agreed upon by the Parties (such date and time being called the "Closing Date"). At the Closing:

         (a) CST or CYTO, as applicable, shall deliver or cause to be delivered to SELECT the following:

                       (i) The Mutual Release and Waiver in substantially the form of EXHIBIT 2.03.

                       (ii) The Assignment and Assumption Agreement in substantially the form of EXHIBIT 2.05.

                       (iii) A copy of the resolutions of CST certified by its Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of CST in carrying out the terms and provisions hereof.

                       (iv) A copy of the resolutions of CYTO certified by its Manager, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of CYTO in carrying out the terms and provisions hereof.

                       (v) All of the books, data, documents, instruments and other records relating to the Transferred Assets, including without limitation the original licenses, patents, patent applications, trademark registrations and permits identified on SCHEDULE 2.01(a)(i), SCHEDULE 2.01(a)(ii) and
                                    SCHEDULE 2.01(a)(iii), and all laboratory notebooks and other notes and records relating to the Transferred Assets.

                       (vi) A certificate signed by a duly authorized officer of CST certifying that each representation and warranty of CST in the Agreement which is qualified as to materiality is true and correct and each such representation and warranty that is not so qualified is true and correct in all material respects, in each case as of the date of the Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

                       (vii) A certificate signed by a duly authorized officer of CYTO certifying that each representation and warranty of CYTO in the Agreement which is qualified as to materiality is true and correct and each such representation and warranty that is not so qualified is true and correct in all material respects, in each case as of the date of the Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

                       (viii)       The Select Assets.

                       (ix) Any consents to assignment required to carry out the transactions contemplated by this Agreement.

         (b) SELECT shall deliver or cause to be delivered to CST or CYTO, as applicable, the following:

                       (i) Certificates for the Shares in the name of SELECT duly endorsed to CST, or accompanied by separate stock assignments.

                       (ii)         The Cash Consideration in immediately
                                    available funds.

                       (iii) The Mutual Release and Waiver in substantially the form of EXHIBIT 2.03.

                       (iv) The Assignment and Assumption Agreement in substantially the form of EXHIBIT 2.05.

                       (v) A copy of the resolutions of SELECT certified by its Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of SELECT in carrying out the terms and provisions hereof.

                       (vi) All of the books, data, documents, instruments and other records relating to CST, other than with respect to the Transferred Assets or the Assumed Liabilities, in the possession of SELECT.

                       (vii) Letters of resignation from Dr. Andrew Muir, Mr. Robert Bender and Dr. Allan Green resigning from the Board of Directors and/or as officers of CST, as of the Closing Date.

                       (viii) The amount of the CST Rent Reimbursement in immediately available funds.

                       (ix)         The CST Assets.

                       (x) A certificate signed by a duly authorized officer of SELECT certifying that each representation and warranty of SELECT in the Agreement which is qualified as to materiality is true and correct and each such representation and warranty that is not so qualified is true and correct in all material respects, in each case as of the date of the Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.



                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF CST

         As an inducement to SELECT to enter into this Agreement and to consummate the transactions contemplated hereby, CST hereby represents and warrants to SELECT as follows:

         SECTION 3.01 ORGANIZATION AND AUTHORITY. CST is duly organized and validly existing as a Delaware corporation, and the execution, delivery and performance by CST of this Agreement have been duly authorized by all necessary actions on the part of CST.

         SECTION 3.02 NO CONFLICTS. To the best knowledge of CST and its officers, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any agreement, certificate of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to CST or the Transferred Assets; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CST;
(iv) result in the creation of any Claim upon the Transferred Assets; or (v) cause the forfeiture or termination of any right in the Transferred Assets or in any way impair the right of SELECT, after the Closing, to use, sell, license (or sublicense), or dispose of or to bring any action for the infringement of, the Transferred Assets.

         SECTION 3.03 NO RELIANCE. In executing this Agreement and consummating the transactions contemplated hereby, CST has not relied upon any representation, warranty, statement or other information made or provided by SELECT or its employees, agents or other representatives that is not contained in this Agreement.

         SECTION 3.04 TITLE TO TRANSFERRED ASSETS. To the best knowledge of CST and its officers, CST owns free and clear of all Claims and has the exclusive right to use, sell, license (or sublicense), and dispose of, and has the right to bring actions for the infringement of, the Transferred Assets and all such rights will be duly and validly transferred to SELECT pursuant to the terms of this Agreement free of all Claims. To the best knowledge of CST and its officers, all of the Contracts are in full force and effect, and CST is not in default under any Contract. To

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the best knowledge of CST and its officers, none of CST's rights thereunder will be impaired by the consummation of the transactions contemplated hereby, and all of the rights of CST thereunder will be enforceable by SELECT immediately after the Closing without the consent or agreement of any other party.

         SECTION 3.05 FINANCIAL VIABILITY. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will leave the capital of CST impaired in violation of Section 160 of the Delaware General Corporation Law or any other applicable law or regulation.

         SECTION 3.06 TAXES. CST is not on the date hereof and will not on the Closing Date be liable for the payment of any taxes related to the Transferred Assets, and SELECT shall have no liability for any taxes related to the ownership or operation of the Transferred Assets prior to the Closing Date. CST has not taken or failed to take any action which could create any tax lien on any of the Transferred Assets. Notwithstanding anything to the contrary contained herein, CST shall be solely responsible for filing all of its tax returns whether now or hereinafter required.

         SECTION 3.07 INTELLECTUAL PROPERTY. To the best knowledge of CST and its officers, CST has taken all commercially reasonable measures to protect the proprietary nature of the Contributed Intellectual Property and Improvements (collectively, the "Intellectual Property") and to protect the Intellectual Property against infringement by others and to preserve the trade secrets and confidential or proprietary information included in the Intellectual Property.

         SECTION 3.08 IMPROVEMENTS. To the best knowledge of CST and its officers, SCHEDULE 2.01(a)(iii) is a true and complete list of all of the Improvements.

         SECTION 3.09 NO OTHER LIABILITIES OR OBLIGATIONS. To the best knowledge of CST and its officers, SCHEDULE 3.09 is a true and complete list of all of the liabilities and obligations of CST as of the date hereof (other than the Assumed Liabilities).

         SECTION 3.10 ABSENCE OF CLAIMS AND LITIGATION. To the best knowledge of CST and its officers, there are no claims, suits or actions, or administrative, arbitration or other proceedings, or governmental investigations (other than routine grant audits), pending or threatened against or affecting, or which may affect, CST or any of its properties, assets or businesses, or the transactions contemplated hereby. To the best knowledge of CST and its officers, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against CST which are unsatisfied.

         SECTION 3.11 RELATED INTELLECTUAL PROPERTY. To the best knowledge of CST and its officers, CST does not have any right, title or interest in or to the Related Intellectual Property.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CYTO

         As an inducement to SELECT to enter into this Agreement and to consummate the transactions contemplated hereby, CYTO hereby represents and warrants to SELECT as follows:

         SECTION 4.01 ORGANIZATION AND AUTHORITY. CYTO is duly organized and validly existing as a California limited liability company, and the execution, delivery and performance by CYTO of this Agreement have been duly authorized by all necessary actions on the part of CYTO.

         SECTION 4.02 NO CONFLICTS. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any agreement, certificate of formation, bylaw, judgment, decree, order, statute or regulation applicable to CYTO; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CYTO.

         SECTION 4.03 NO RELIANCE. In executing this Agreement and consummating the transactions contemplated hereby, CYTO has not relied upon any representation, warranty, statement or other information made or provided by SELECT or its employees, agents or other representatives that is not contained in this Agreement.

         SECTION 4.04 IMPROVEMENTS. To the best knowledge of CYTO and its officers, SCHEDULE 2.01(a)(iii) is a true and complete list of all of the Improvements.

         SECTION 4.05 NO OTHER LIABILITIES OR OBLIGATIONS. To the best knowledge of CYTO and its officers, SCHEDULE 3.09 is a true and complete list of all of the liabilities and obligations of CST as of the date hereof (other than the Assumed Liabilities).

         SECTION 4.06 ABSENCE OF CLAIMS AND LITIGATION. To the best knowledge of CYTO and its officers, there are no claims, suits or actions, or administrative, arbitration or other proceedings, or governmental investigations (other than routine grant audits), pending or threatened against or affecting, or which may affect, CST or any of its properties, assets or businesses, or the transactions contemplated hereby. To the best knowledge of CYTO and its officers, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against CST which are unsatisfied.

         SECTION 4.07 RELATED INTELLECTUAL PROPERTY. To the best knowledge of CYTO and its officers, CYTO does not have any right, title or interest in or to the Related Intellectual Property.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELECT

         As an inducement to CST and CYTO to enter into this Agreement and to consummate the transactions contemplated hereby, SELECT hereby represents and warrants to CST and CYTO as follows:

         SECTION 5.01 ORGANIZATION AND AUTHORITY. SELECT is duly organized and validly existing as a Delaware corporation, and the execution, delivery and performance by SELECT of this Agreement have been duly authorized by all necessary actions on the part of SELECT.

         SECTION 5.02 NO CONFLICTS. To the best knowledge of SELECT and its officers, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any agreement, certificate of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to SELECT; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SELECT.

         SECTION 5.03 NO RELIANCE. In executing this Agreement and consummating the transactions contemplated hereby, SELECT has not relied upon any representation, warranty, statement or other information made or provided by CST or CYTO or either of its employees, agents or other representatives that is not contained in this Agreement.

         SECTION 5.04 TITLE TO SHARES. SELECT owns the Shares beneficially and of record, free and clear of all Claims. There is no restriction affecting the ability of SELECT to transfer the legal and beneficial title and ownership of the Shares to CST and, upon delivery thereof to CST pursuant to the terms of this Agreement, CST will acquire record and beneficial title to the Shares free and clear of all Claims.

         SECTION 5.05 NO OTHER LIABILITIES OR OBLIGATIONS. To the best knowledge of SELECT and its officers, SCHEDULE 3.09 is a true and complete list of all of the liabilities and obligations of CST as of the date hereof (other than the Assumed Liabilities).

         SECTION 5.06 ABSENCE OF CLAIMS AND LITIGATION. To the best knowledge of SELECT and its officers, there are no claims, suits or actions, or administrative, arbitration or other proceedings, or governmental investigations (other than routine grant audits), pending or threatened against or affecting, or which may affect, CST or any of its properties, assets or businesses, or the transactions contemplated hereby. To the best knowledge of SELECT and its officers, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against CST which are unsatisfied.


                                   ARTICLE VI
                                    COVENANTS

         SECTION 6.01 COOPERATION. Each of the Parties shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated. At any time and from time to time after the date hereof, at the request of any Party and without further consideration, each Party shall execute and deliver such other instruments of contribution, transfer, conveyance, assignment and confirmation as may be reasonably requested in order more effectively (i) to contribute, transfer, convey and assign to SELECT and to confirm SELECT's title to the Transferred Assets and SELECT's obligations with respect to the Assumed Liabilities, and (ii) to contribute, transfer, convey and assign to CST and confirm CST's title to the following trademarks:
"RegenImmune," "TransCord" and "TranStem".

         SECTION 6.02 FORWARD COMMUNICATIONS. Any written communication received at any time by CYTO or CST with respect to any of the Transferred Assets shall be transmitted by CST or CYTO, as applicable, to SELECT within two (2) business days of receipt. Any written communication received at any time by SELECT with respect to the assets, properties, liabilities, obligations or business of CST or CYTO, or the Assumed Liabilities shall be transmitted to CST or CYTO, as applicable, by SELECT within two (2) business days of receipt.


                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.01 INDEMNIFICATION BY CST AND CYTO. CST and CYTO, jointly and severally, shall indemnify, defend, and hold harmless SELECT and its officers, directors, employees and shareholders, and their successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (the "Damages"), arising out of or in any manner incident, relating or attributable to:

                  (a) Any inaccuracy in any representation or breach of warranty of CST or CYTO contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by CST or CYTO in connection with this Agreement;

                  (b) Any failure by CST or CYTO to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by them in connection with this Agreement; and

                  (c) Any liabilities or obligations of, or claims against, CST or CYTO (whether absolute, accrued, contingent or otherwise), whether existing before or after the Closing Date, other than the Assumed Liabilities and the amounts owed by SELECT under Section 2.02(b), in the amount and to the extent provided in Section 2.02.

         SECTION 7.02 INDEMNIFICATION BY SELECT. SELECT shall indemnify, defend, and hold harmless CST and CYTO, each of their respective officers, directors, employees and shareholders (other than SELECT), and their successors and assigns from, against and with respect to any Damages, arising out of or in any manner incident, relating or attributable to:

                  (a) Any inaccuracy in any representation or breach of warranty of SELECT contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by SELECT in connection with this Agreement;

                  (b) Any failure by SELECT to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by them in connection with this Agreement; and

                  (c) The Transferred Assets, except in cases where such Damages, in any manner, arose out of, relate to, or are attributable to, directly or indirectly, any act or omission of CST and/or CYTO.

         SECTION 7.03 CLAIMS FOR INDEMNIFICATION. In the event of the occurrence of any event which any Party asserts is an indemnifiable event pursuant to this
Article VII, the Party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the Party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (a) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, and (c) if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this Section 7.03, provided that the Damages associated with such claim are covered by the indemnity provisions of Sections 7.01 or 7.02, the Indemnified Party shall have the right to defend such claim.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.01 SURVIVAL. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of any Party for a period of three (3) years. All such representations and warranties shall expire on the third anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this Section shall survive until finally resolved and satisfied in full, and (b) claims, if any, which are environmental in nature, which are based upon fraud by one of the Parties hereto, relate to title of the Transferred Assets or which assert tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date.

         SECTION 8.02 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.


         If to SELECT:              Select Therapeutics, Inc.
                                    52 Cummings Park
                                    Woburn, MA  01801
                                    Attn:  Dr. Andrew R. Muir, President
                                    (t) (781) 939-5650
                                    (f) (781) 938-4261

         With a copy to:            Mintz, Levin, Cohn, Ferris, Glovsky and
                                    Popeo, P.C.
                                    One Financial Center
                                    Boston, MA  02111
                                    ATTN: Michael L. Fantozzi, Esq.
                                    (t) (617) 542-6000
                                    (f) (617) 542-2241

         If to CST:                 Cell Science Therapeutics, Inc.
                                    50 Cummings Park
                                    Woburn, MA 01801
                                    Attn:  Dr. Mark J. Pykett, President
                                    (t) (781) 939-0995
                                    (f) (781) 939-5707

         If to CYTO:                Cytomatrix, LLC
                                    50 Cummings Park
                                    Woburn, MA 01801
                                    Attn:  Dr. Mark J. Pykett, Manager
                                    (t) (781) 939-0995
                                    (f) (781) 939-5707

         With a copy to:            Rubin and Rudman LLP
                                    50 Rowes Wharf
                                    Boston, MA 02114
                                    Attn: Peter B. Finn, Esq.
                                    (t) (617) 330-7000
                                    (f) (617) 439-9556

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         SECTION 8.03 ENTIRE AGREEMENT. This Agreement together with the exhibits and schedules hereto and the other documents executed in connection herewith (together, the "Documents") embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         SECTION 8.04 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all of the Parties.

         SECTION 8.05 WAIVERS AND CONSENTS. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         SECTION 8.06 ASSIGNMENT. Neither this Agreement, nor any right or obligation hereunder, may be assigned by a Party without the prior written consent of the other Parties, except that a Party may assign this Agreement and any right or obligation hereunder to such Party's successors and any entity to which its assets and business may be transferred by operation of law or otherwise.

         SECTION 8.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         SECTION 8.08 GOVERNING LAW. This Agreement and the rights and obligations of the Parties shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

         SECTION 8.09 JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the Parties accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the Parties irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the Party at its address set forth in herein and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section shall affect the rights of the Parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

         SECTION 8.10 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 8.11 INTERPRETATION. The Parties acknowledge and agree that:
(i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

         SECTION 8.12 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 8.13 ENFORCEMENT. Each of the Parties to acknowledges and agrees that the rights acquired by each Party are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other Party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the Parties hereto are entitled at law or in equity, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof in any federal or state court to which the Parties have agreed hereunder to submit to jurisdiction.

         SECTION 8.14 RELIANCE. The Parties agree that, notwithstanding any right of any Party to investigate the affairs of any other Party, the Party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other Party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other Party or pursuant to this Agreement.

         SECTION 8.15 EXPENSES. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         SECTION 8.16 PUBLICITY AND NON-DISPARAGEMENT. No Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other Party, except for (i) any disclosure required by the rules and regulations of the Securities and Exchange Commission or as may otherwise be required by law, and/or (ii) statements to such Party's investors or prospective investors. Notwithstanding anything to the contrary contained herein, no Party shall make any statements that are professionally disparaging about, or adverse to, the interests of any other Party (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, capability or any other aspect of the business, financial condition or operations of such other Party, and no Party shall engage in any conduct that is intended to harm, professionally or personally, the reputation of any other Party, including its officers, directors and employees.

         SECTION 8.17 CONFIDENTIALITY. Each Party acknowledges and agrees that any information or data it has acquired from the other Party, not otherwise properly in the public domain, was received in confidence. Each Party agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the disclosing Party or for the benefit of any other person or persons, or misuse in any way, any confidential information of the disclosing Party concerning the subject matter hereof, including any trade or business secrets of the disclosing Party and any technical or business materials that are treated by the disclosing Party as confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed by or for the disclosing Party; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; the disclosing Party's internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; manufacturing processes; inventions; diagnostic techniques; and information obtained by or given to the disclosing Party about or belonging to third parties. In addition, neither CST, nor CYTO shall in any way contact or communicate with any person that is a party to a Contract.

         SECTION 8.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                   [Balance of page left blank intentionally]

         IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed and delivered on the date first above written.


                                           SELECT THERAPEUTICS, INC.



                                           By: /s/ Dr. Andrew R. Muir
                                              ----------------------------------
                                              Name:  Dr. Andrew R. Muir
                                              Title: President & Chief
                                                     Executive Officer


                                           CELL SCIENCE THERAPEUTICS, INC.



                                           By: /s/ Dr. Mark J. Pykett
                                              ----------------------------------
                                              Name:  Dr. Mark J. Pykett
                                              Title: President


                                           CYTOMATRIX, LLC



                                           By: /s/ Dr. Mark J. Pykett
                                              ----------------------------------
                                              Name:  Dr. Mark J. Pykett
                                              Title: Manager

                               SCHEDULE 2.01(a)(i)

                        CONTRIBUTED INTELLECTUAL PROPERTY


         All intellectual property rights held by CST, whether based on a patent(1), trademark(2) (including, without limitation, rights to the trademarks "Activate," and "VeroPulse"), copyright(3), trade secret, or other intellectual property rights (including the right to sue for past infringement), related to or connected with the following:

         (i) License Agreement among SELECT, The University of Toronto Innovations Foundation, HSC Research and Development Limited Partnership, Et al., dated December 24, 1996, relating to verotoxin pharmaceutical compositions for the treatment of neoplasia which are the subject matter of certain US and foreign patents and patent applications entitled "Verotoxin Pharmaceutical Compositions and Medical Treatments Therewith".

         (ii) License Agreement between The Governors of the University of Alberta and SELECT, dated March 1, 1999, relating to the clinical monitoring of malignant lymphocytes claimed in certain US and foreign patent applications entitled "Methods for Detecting Rearranged DNA". Such License Agreement was terminated pursuant to a certain letter agreement between the parties thereof, dated August 1, 2001.

         (iii) License Agreement between HSC Research and Development Limited Partnership and SELECT, dated September 25, 1999, relating to hybrid compositions for intracellular targeting which are the subject matter of certain US and foreign patent applications entitled "Hybrid Compositions for Intracellular Targeting".

         (iv) Research and Option Agreement among the Institut Curie, the Centre National de la Recherche Scientifique and SELECT, dated June 9, 1998, relating to any human or animal healthcare product incorporating T-cell response modifier technology relating to a certain US patent application entitled "Chimeric Polypeptide Compromising the Fragment B of Shiga Toxin and Peptides of Therapeutic Interest".

------------
(1) Including patent applications and all of the rights incident to ownership of such patent and patent applications, including, but not limited to, manufacturing, use, sale and importation of the products and/or methods evidenced by the patents and patent applications.

(2) In the United States and all foreign registrations and applications for registration thereof in and to the goodwill symbolized by such trademarks.

(3) Including renewal rights therein and the exclusive right to enforce and to obtain registrations of such copyrights in the works in the United States and throughout the world in the sole name of SELECT.

         (v) License Agreement among SELECT, The University of Toronto Innovations Foundation and The Ontario Cancer Institute, dated February 23, 1998, relating to methods of selectively purging CD77 positive cells from bone marrow which are the subject matter of a certain US patent and foreign patent applications entitled "A Method for Selectively Purging CD77+ Cells From Bone Marrow".

         (vi) The patents and/or patent applications set forth in ATTACHMENT 2.01(a)(i), "Select Therapeutics Status Report".

                              SCHEDULE 2.01(a)(ii)

                              CONTRIBUTED CONTRACTS


         (i)      SERVICE AGREEMENTS

                  A.       Service Agreement between Marathon
                           Biopharmaceuticals, Inc. and SELECT, dated August 30, 2000, in connection with drug product development.

                  B. Service Agreement between CoPharma and SELECT, dated December 13, 2000, to complete development and feasibility studies of the b-fragment and completion and release of cGMP batches of the b-fragment.

         (ii)     SUPPLY AGREEMENT

                  A. Supply Agreement between INTELLigene and SELECT, dated April 24, 2000, to establish development, scale-up and clinical production activities relating to VT-1 Verotoxin.

         (iii)    MATERIAL TRANSFER AGREEMENT

                  A. Material Transfer Agreement between Dr. Warren Mason of The Pencer Brain Tumor Center, Princess Margaret Hospital and SELECT, dated August 15, 2000, to perform and conduct a clinical trial study of Verotoxin for treatment of astrocytoma.

         (iv)     RESEARCH AGREEMENTS

                  A. Sponsored Research Agreement among the Hospital for Sick Children Research Institute, SELECT and Dr. C.A. Lingwood relating to verotoxin pharmaceutical and medical treatment therewith.

                  B. Sponsored Research Agreement among the Ontario Cancer Institute, SELECT and Jean Gariepy, Ph.D., dated March 15, 1998, relating to shiga-like toxin (verotoxin) purging of CD-77 positive cells from human bone marrow or peripheral blood stem/progenitor cells. The rights under such Sponsored Research Agreement were relinquished by CST prior to the date hereof.

                  C. University of Arizona Research and Option Agreement between The University of Arizona and SELECT, dated July 10, 2000, relating to the evaluation of therapeutic vaccines for cancer patients.

         (v) All other agreements, contracts, arrangements, understandings or commitments related to the foregoing intellectual property assets.

                              SCHEDULE 2.01(a)(iii)

                                  IMPROVEMENTS



(i) Patent Application No. 09/877,399, filed on June 8, 2001, entitled "Inhibition of Angiogenesis".

(ii) Patent Application No. 60/291,137, filed on May 15, 2001, entitled "Methods of Using Labeled Verotoxin B Subunit".

(iii) Supply Agreement between the University of Massachusetts Lowell and CST, dated July 18, 2001, to provide all product Cys-B Fragment produced by fermentation using E. coli, transformed with a kanamycin resistant plasmid encoding for Verotoxin sub-unit B in accordance with certain guidelines.

                              SCHEDULE 2.01(a)(iv)

                          RELATED INTELLECTUAL PROPERTY


INTELLECTUAL PROPERTY:

         All intellectual property rights held by CST, whether based on a patent(4), trademark(5), copyright(6), trade secret, or other intellectual property rights (including the right to sue for past infringement), related to or connected with the following:


         (i) License Agreement between HSC Research and Development Limited Partnership and SELECT, dated March 31, 1998, relating to Antibiotic-Ligand Conjugates and Methods of Use Thereof.

         (ii) License Agreement between HSC Research and Development Limited Partnership and SELECT, dated February 2, 1998, entitled "Glycolipid Mimics and Methods of Use Thereof".

         (iii) License Agreement between The Governors of the University of Alberta and SELECT, dated December 1, 2000, entitled "Investigation of CD77 independent Cytotoxicity by Verotoxin".

         (iv) License Agreement among The University of Toronto Innovations Foundation, Drs. Donald Branch and David Phipps, and SELECT, dated November 7, 1997, relating to the Early Diagnosis of Seronegative HIV Infection Using Tyrosine Kinase Activity.

CONTRACTS:

         (i) Research and Development Agreement between Universite Pierre et Marie Curie, Naturalia and Biologia and SELECT, dated May 2001, regarding a study about development of chemical coupling techniques to the B-subunit of Shiga Toxin and analysis of the ability of the B-subunit to elicit CTL in vitro in human and to protect against tumors in mice.

--------------
(4) Including patent applications
and all of the rights incident to ownership of such patent and patent applications, including, but not limited to, manufacturing, use, sale and importation of the products and/or methods evidenced by the patents and patent applications.

(5) In the United States and all foreign registrations and applications for registration thereof in and to the goodwill symbolized by such trademarks.

(6) Including renewal rights therein and the exclusive right to enforce and to obtain registrations of such copyrights in the works in the United States and throughout the world in the sole name of SELECT.

         (ii) Sponsored Research Agreement among The Hospital for Sick Children Research Institute, SELECT and Dr. C.A. Lingwood, effective February 2, 1998, entitled "Glycolipid Mimics and Methods of Use Thereof".

         (iii) Research and Development Agreement among the Institut Curie, Centre National de la Recherche Scientifique and SELECT, dated July 25, 2001, to study the development of chemical coupling techniques and analysis of the ability of the B subunit of Shiga toxin fused to the E7 antigen to elicit CTL in vitro in humans.

         (iv) Contracted Research Agreement between The Governors of the University of Alberta and SELECT, dated March 10, 1999, to design and develop methods for purging mobilized blood cells for use in autologous transplantation in multiple myeloma including the Technical Services Agreement.

         (v) Sponsored Research Agreement among The Hospital for Sick Children Research Institute, SELECT and Dr. C.A. Lingwood, dated March 31, 1998, entitled "Antibiotic-Ligand Conjugates and Methods of Use Thereof".

                                SCHEDULE 2.01(b)

                                   CST ASSETS



None

                                SCHEDULE 2.01(c)

                                  SELECT ASSETS



128 vials of prototype batches of verotoxin B kept in CST's minus 80-degree freezer.

                                SCHEDULE 2.02(a)

                               ASSUMED LIABILITIES



See ATTACHMENT 2.02(a).

                                  SCHEDULE 3.09

                       LIABILITIES AND OBLIGATIONS OF CST



See ATTACHMENT 3.09.